NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

To Individual Variable and/or Fixed Annuity Contracts

General Information Regarding this IRA

This Endorsement is made part of the Contract to which it is attached. To the extent the terms of the Contract, including any riders and endorsements to the Contract, are inconsistent, the terms of this Endorsement shall control the Contract accordingly. The Contract to which this Endorsement is attached is issued as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of this Endorsement are being added to the Contract to comply with the requirements of the Code. The following provisions apply only to Contracts issued as IRAs. All the provisions of the Contract, including this Endorsement, shall be interpreted in accordance with Code Sections 408(b) and 401(a)(9) and the Income Tax Regulations thereunder, including any successive Income Tax Regulations The Contract Owner shall comply with the applicable tax qualification provisions of Code Sections 401(a)(9) and 408, as described in this IRA, to prevent loss of the advantages of tax deferral and to prevent tax penalties. Non-defined terms shall have the meaning given to them in the Contract.

Definitions

A.	IRA. The term “IRA” means an individual retirement plan within the meaning of Code Section 7701(a)(37).

B.

Required Beginning Date. The term “Required Beginning Date” means the first day of April following the calendar year in which the Contract Owner for whose benefit the Contract is maintained attains age 72 (or attains age 70 1⁄2 in the case of a Contract Owner who was born on or before June 30, 1949) or such later date provided under applicable federal tax law.

C.

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Contract Owner. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations.

D.	Eligible Designated Beneficiary.

(1)	The term “Eligible Designated Beneficiary” means, with respect to any Contract Owner, any Designated Beneficiary who is -

a.	the surviving spouse of the Contract Owner,

b.	subject to Paragraph D(2), a child of the Contract Owner who has not reached majority (within the meaning of Code Section 401(a)(9)(F)),

c.	disabled (within the meaning of Code Section 72(m)(7)),

d.

a chronically ill individual (within the meaning of Code Section 7702B(c)(2), except that the requirements of Code Section 7702B(c)(2)(A)(i) will be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

e.	an individual not described in any of the preceding clauses of this Paragraph D(1) who is not more than 10 years younger than the Contract Owner.

ICC22-AAZZ-0112AO	1	(Compact - Standard) (10/2022)

The determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary will be made as of the date of death of the Contract Owner.

(2)

Special rule for children. Subject to Code Section 401(a)(9)(F), an individual described in Paragraph D(1)(b) will cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and any remainder of the portion of the Contract Owner’s interest to which Paragraph C(1)(b)(i) under Surrenders Required by the Code – IRAs applies will be distributed within 10 years after such date.

Transfers and Assignments

Except as provided by law, this IRA is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than to the Company (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)). The Contract Owner of this IRA must be the Annuitant, except for Contracts under custodial ownership within an individual retirement account. For custodial owned Contracts the Annuitant must be the beneficial owner of the Contract, and references herein to the Contract Owner’s age or life shall mean the Annuitant’s/beneficial owner’s age or life. No other parties may be added to the Contract; provided, however, that a co-annuitant may be permitted if the Contract provides a feature or option that requires the Contract Owner to name a co-annuitant and such feature or option is used or elected. All distributions while the Contract Owner is alive must be made to the Contract Owner. All distributions made under a joint and survivor annuity option after the Contract Owner’s death and while the co-annuitant is alive must be made to the co-annuitant.

Purchase Payments

Notwithstanding any provisions of this IRA to the contrary, Purchase Payments are subject to their corresponding frequency and amount restrictions and/or limitations under the Contract.

Surrenders Required by the Code - IRAs

A.

Notwithstanding any provision of this IRA to the contrary, the distribution of the Contract Owner’s interest in the IRA shall be made in accordance with the requirements of Code Sections 408(b)(3) and 401(a)(9) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference.

B.	Minimum Distributions During Contract Owner’s Life

(1)

Unless otherwise permitted under applicable law, while the Contract Owner is alive, the entire interest of that Contract Owner will commence to be distributed no later than the Required Beginning Date over:

a.	the life of such Contract Owner or the lives of such Contract Owner and their Designated Beneficiary; or

b.	a period not extending beyond the life expectancy of such Contract Owner or the joint and last survivor expectancy of such Contract Owner and their Designated Beneficiary.

(2)

Prior to the date that distributions under the Contract commence in the form of annuity payments, the amount to be distributed for each calendar year, beginning with the calendar year in which the Contract Owner attains age 72 (or age 70 1⁄2 if the Contract Owner was born on or before June 30, 1949) or such later date provided under applicable federal tax law, and continuing through the calendar year of the Contract Owner’s death, will not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of Section 1.401(a)(9)-9 of the Treasury Regulations, using the Contract Owner’s age as of their birthday in the year. However, if the Contract Owner’s sole Designated Beneficiary is their surviving spouse and such spouse is more than 10 years younger than the Contract Owner, then the distribution period for a year is determined under the Joint and Last Survivor Table in Q&A-3 of Section 1.401(a)(9)-9, using the ages as of the Contract Owner’s and spouse’s birthdays in the year.

ICC22-AAZZ-0112AO	2	(Compact - Standard) (10/2022)

(3)

If distributions are made in the form of annuity payments, the distribution periods described in (a) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations and the annuity payments must otherwise comply with the requirements of that section. (See Paragraph E below under Special Rules for Annuity Payments)

(4)

The Contract Owner may take a required minimum distribution with respect to this Contract (other than a distribution made under this Contract in the form of an annuity payment) from any one or more IRAs that the Contract Owner holds as the owner.

(5)

If this IRA is issued to (or for the benefit of) a Designated Beneficiary of a deceased employee or individual under an eligible retirement plan (as defined in Code Section 402(c)(8)(B)), this Paragraph B does not apply unless:

a.	such Designated Beneficiary is the surviving spouse of the deceased employee or individual; and

b.	for federal income tax purposes such spouse is treated as the owner of this IRA, rather than as the Designated Beneficiary of the deceased employee or individual.

C.	Minimum Distributions Upon Death

(1)	If the Contract Owner dies before the distribution of the Contract Owner’s entire interest in this IRA and the beneficiary is a Designated Beneficiary -

a.

In general. Subject to the exception for an Eligible Designated Beneficiary in Paragraph C(a)(2), the entire interest will be distributed (in accordance with applicable federal tax law) by the end of the calendar year containing the tenth anniversary of the Contract Owner’s death.

b.

Exception for Eligible Designated Beneficiaries. If any portion of the Contract Owner’s interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed (in accordance with applicable federal tax law) -

i.

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of the Contract Owner’s death (or the end of the calendar year in which the Contract Owner would have attained age 72 (or age 70 1⁄2 if the Contract Owner was born on or before June 30, 1949), or such later date provided under applicable federal tax law, if later and the sole Designated Beneficiary is the surviving spouse of the Contract Owner), or

ii.	If elected, by the end of the calendar year containing the tenth anniversary of the Contract Owner’s death.

c.	Rules Upon Death of an Eligible Designated Beneficiary.

i.

If an Eligible Designated Beneficiary dies before the portion of the Contract Owner’s interest to which this Paragraph C(1) applies is entirely distributed, the exception under Paragraph C(1)(b)(i) shall not apply to any beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within 10 years after the death of such Eligible Designated Beneficiary.

ii.

If the Eligible Designated Beneficiary is the surviving spouse of the Contract Owner and the surviving spouse dies before distributions to such spouse under Paragraph C(1)(b)(i) begin, this Paragraph C(1) shall be applied as if the surviving spouse were the Contract Owner. For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under Paragraph C(1)(b)(i). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (exception for acceleration) in the form of annuity payments meeting the requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

ICC22-AAZZ-0112AO	3	(Compact - Standard) (10/2022)

d.	After annuity payments commence to the Contract Owner or Designated Beneficiary, they may need to be modified as necessary to comply with this Paragraph C(1).

(2)	Application of Paragraph C(1). Except as otherwise provided under applicable federal tax law -

a.	Paragraph C(1) shall apply to distributions with respect to a Contract Owner who dies after December 31, 2019, and

b.

If the Contract Owner dies before January 1, 2020, and such Contract Owner’s Designated Beneficiary dies after such date, the entire remaining interest in this IRA shall be distributed by the end of the calendar year containing the tenth anniversary of such Designated Beneficiary’s death.

(3)

If the Contract Owner dies before the distribution of the Contract Owner’s entire interest in this IRA and the beneficiary is not a Designated Beneficiary, the remaining interest will be distributed as follows -

a.

If the Contract Owner dies on or after the Required Beginning Date (or dies on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in accordance with the provisions of Q&A-1 of section 1.401(a)(9)-6 of the Treasury Regulations), the remaining interest will be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of the Contract Owner’s death.

b.

If the Contract Owner dies prior to the Required Beginning Date (and prior to the date annuity payments commence) the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death.

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year following the year of the Contract Owner’s death and reduced by 1 for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

(5)

The required minimum distributions payable to a Designated Beneficiary from this IRA (other than a distribution made under this Contract in the form of annuity payments) may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of Section 1.408-8 of the Treasury Regulations.

(6)

The surviving spouse of the Contract Owner who is the sole beneficiary and has an unlimited right to withdraw amounts may elect to treat this IRA as the spouse’s own IRA. This election can be made by re-designating this IRA in the name of the surviving spouse as the Contract Owner. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the IRA or fails to take Minimum Distributions as a beneficiary.

E.	Special Rules for Annuity Payments. The options under which annuity payments are made may be limited. Unless otherwise provided under applicable federal tax law -

(1)

Distributions in the form of annuity payments must satisfy the applicable requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, the provisions of which are herein incorporated by reference.

(2)

Distributions made in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year.

ICC22-AAZZ-0112AO	4	(Compact - Standard) (10/2022)

(3)	Annuity payments must satisfy the minimum distribution incidental benefit requirements in Q&A-2 of Section 1.401(a)(9)-6 of the Treasury Regulations.

(4)	Annuity payments must be nonincreasing or increase only as permitted by Q&A-14 of Section 1.401(a)(9)-6 of the Treasury Regulations or as otherwise permitted under applicable federal tax law.

(5)

If distributions (including distributions commencing on or before the Required Beginning Date while the Contract Owner is alive) are made in the form of annuity payments, the first annuity payment must be the payment which is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code Section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date determined under Q&A-3(a) or (b) (whichever is applicable) of Section 1.401(a)(9)-3 of the Treasury Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

(6)

If annuity payments commence after the date distributions are required to commence (the Required Beginning Date in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the Treasury Regulations in the case of distributions commencing after death), distributions must be made in accordance with Q&A-1(e) of Section 1.401(a)(9)-5 of the Treasury Regulations.

(7)

Prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the Contract Owner or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the Contract Owner or beneficiary) that will be provided under the Contract.

F.

Exceptions. The foregoing notwithstanding, no minimum distribution is required (1) for any period that is so provided under Code Section 401(a)(9) or 408(b)(3) or any Income Tax Regulations or other published guidance from the Internal Revenue Service (“IRS”) relating thereto, or (2) with respect to any account balance that is exempt from the minimum distribution requirements under such Code Sections, Income Tax Regulations, or IRS guidance.

Restriction on Surrenders for IRAs

A distribution from an IRA, including exercise of a contractual right to examine and cancel period, may result in the immediate application of taxes and penalties under Section 72 of the Code.

To assist in preventing disqualification in the event of a withdrawal during the right to examine and cancel period, Nationwide will agree to transfer the proceeds to another contract which meets the requirements of Section 408, 403(b), 401 or 457 of the Code, upon proper direction by the Contract Owner.

Additional IRA Requirements

A.	This IRA is established for the exclusive benefit of the Contract Owner or their beneficiaries. The entire interest of the Contract Owner in this IRA shall be nonforfeitable.

B.	Unless otherwise permitted under the Contract and provided by applicable federal tax law, no contribution will be permitted unless it is in cash or is:

(1)	A rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16));

(2)	A nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37); or

ICC22-AAZZ-0112AO	5	(Compact - Standard) (10/2022)

(3)	In the case of a Contract that permits multiple contributions, a contribution made in accordance with the terms of a Simplified Employee Pension (“SEP”) as described in Code Section 408(k).

The total cash contribution for any taxable year shall not exceed the limit described in Code Section 219(b)(1). For any taxable year beginning in 2008 and years thereafter, the limit is $5,000. After 2008, the annual cash contribution limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500. A cash contribution, if permitted under the Contract, can be made for any taxable year, including any taxable year in or after the calendar year in which the Contract Owner attains age 70 1⁄2.

C.

In the case of a Contract Owner who is 50 years of age or older prior to the end of the taxable year, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

D.

In addition to the amounts described in Paragraphs B and C above, if permitted by the Contract, a Contract Owner may make additional contributions specifically authorized by statute, such as repayments of a qualified reservist distribution, certain plan distributions made on account of a federally declared disaster, a qualified birth or adoption distribution, and a coronavirus-related distribution.

E.

No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer’s SIMPLE IRA plan.

F.

If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a Designated Beneficiary of a deceased individual, or is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this IRA as the surviving spouse’s own IRA;

(1)	references in this document to the “Contract Owner” are to the deceased individual, and

(2)

no contributions will be accepted other than a contribution that is in the form of a direct rollover from an eligible retirement plan of a deceased employee that is permitted under Code Section 402(c)(11) or a nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37) of a deceased individual. If this IRA is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased individual, and the surviving spouse beneficiary does not elect to treat this IRA as their own, the surviving spouse beneficiary will make no contribution other than a contribution that is in the form of a nontaxable rollover by the surviving spouse beneficiary from an eligible retirement plan of the deceased individual, or a nontaxable rollover or transfer by the surviving spouse beneficiary from an individual retirement plan under Code Section 7701(a)(37) of the deceased individual.

G.

Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits, if applicable.

H.

Nationwide shall furnish to the Contract Owner annual calendar year reports concerning the status of this IRA and such information concerning Minimum Distributions as is prescribed by the Commissioner of the Internal Revenue Service.

ICC22-AAZZ-0112AO	6	(Compact - Standard) (10/2022)

I.	Both Nationwide and the Contract Owner agree to amend this IRA to comply with any changes in the Code and with any Department of Labor and Treasury Regulations.

Executed for Nationwide by:

ICC22-AAZZ-0112AO	7	(Compact - Standard) (10/2022)